Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FIRST QUARTER 2015 RESULTS

Newport Beach, CA – April 30, 2015 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the first quarter ended March 31, 2015.

Financial Highlights Fiscal 2015 First Quarter – versus Fiscal 2014 First Quarter

•	Net sales of $66.6 million, compared with $81.1 million.

•	Net income of $0.05 million, compared with $2.2 million.

•	Earnings per diluted share of $0.00, compared with $0.07.

Eric Wintemute, Chairman & CEO of American Vanguard commented: “While net sales declined during the period, largely due to soft conditions in the corn market and lower international sales, we achieved a breakeven earnings result in the quarter through assertive management of our costs. With reduced inventory levels in the distribution channel and a just-in-time procurement approach by growers and retailers, we stand ready to meet our customers’ needs as the 2015 corn season continues to unfold.”

Mr. Wintemute continued: “In the near and mid-term, however, we are looking to other crops and regions for the bulk of our business. As reported yesterday, we have just completed the second of two acquisitions that will help to expand our international business – the Nemacur® product line from Adama which we reported on April 6th and now the Bromacil® product line from DuPont. We believe that these acquisitions will expand our annual international sales by over 25% and give us an increased presence in Europe, Asia and LATAM. Also, in connection with the Bromacil acquisition, we entered into an amendment to our senior credit facility with our senior lenders, led by Bank of the West, with whom we have maintained an excellent relationship for over 30 years. Further details on the amendment will be in our public filings.

“During the balance of this year, our performance will be defined by sales into not only corn, but also potatoes, cotton, peanuts, vegetables, and non-crop markets, such as public health. There are many factors affecting the strength of these non-corn markets, including, for example, pest pressure in crops and storm activity in the Southeast. However, on the whole, these markets have been relatively stable. While addressing markets both at home and abroad, we will continue to work at improving manufacturing efficiency, and, during 2015 we expect that our unabsorbed factory overhead costs will be up to 25% below those of 2014.”

Mr. Wintemute concluded: “Looking forward, we are placing a renewed emphasis on innovative technology. We are presently collaborating on three separate fronts: to obtain new active ingredients; to expand market access of our natural oil product line; and to acquire license rights to biological and other crop protection products. These efforts should provide AMVAC with a pipeline of new products and enable us to diversify our portfolio further. We will be reporting on these initiatives over the next several quarters and look forward to giving you more detail regarding first quarter results in our upcoming conference call.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele EVP & COO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results at 4:30 pm ET / 1:30 pm PT on Thursday, April 30, 2015. Interested parties may participate in the call by dialing (201) 493-6744 – please dial in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(In thousands, except per share data)

(Unaudited)

	For the three months ended March 31
	2015	2014
Net sales	$66,565	$81,095
Cost of sales	41,915	52,190

Gross profit	24,650	28,905
Operating expenses	24,344	25,199

Operating income	306	3,706
Interest expense	680	631
Interest capitalized	(39)	(18)

(Loss) income before provision for income taxes (benefit) and loss on equity investment	(335)	3,093
Income taxes (benefit) expense	(292)	1,016

(Loss) income before loss on equity investment	(43)	2,077
Less net loss from equity method investment	—	(72)

Net (loss) income	(43)	2,005
Add back net loss attributable to non-controlling interest	94	154

Net income attributable to American Vanguard	51	2,159

Change in fair value of interest rate swaps	—	136
Foreign currency translation adjustment	(248)	51

Comprehensive (loss) income	$(197)	$2,346

Earnings per common share—basic	$.00	$.08

Earnings per common share—assuming dilution	$.00	$.07

Weighted average shares outstanding—basic	28,527	28,401

Weighted average shares outstanding—assuming dilution	28,839	28,888

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

ASSETS

(Unaudited)

	Mar. 31, 2015	Dec. 31, 2014
Current assets:
Cash and cash equivalents	$6,870	$4,885
Receivables:
Trade, net of allowance for doubtful accounts of $117 and $166, respectively	82,028	86,027
Other	2,784	2,396

Total receivables	84,812	88,423
Inventories	166,981	165,631
Prepaid expenses	14,565	13,415
Income taxes receivable	6,343	5,964
Deferred income tax assets	8,731	8,731

Total current assets	288,302	287,049
Property, plant and equipment, net	49,187	50,026
Intangible assets, net of applicable amortization	98,621	100,211
Other assets	34,606	35,885

	$470,716	$473,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of other notes payable	$272	$71
Current installments of other liabilities	1,360	1,357
Accounts payable	23,981	20,411
Deferred revenue	4,558	898
Accrued program costs	57,996	52,546
Accrued expenses and other payables	5,729	5,962

Total current liabilities	93,896	81,245
Long-term debt and other notes payable, excluding current installments	85,036	99,455
Other liabilities, excluding current installments	3,022	3,309
Deferred income tax liabilities	28,159	28,159

Total liabilities	210,113	212,168

Commitments and contingent liabilities Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 31,562,678 shares at March 31, 2015 and 31,550,477 shares at December 31, 2014	3,157	3,156
Additional paid-in capital	66,694	66,232
Accumulated other comprehensive loss	(2,218)	(1,970)
Retained earnings	201,967	202,488

	269,600	269,906
Less treasury stock at cost, 2,450,634 shares at March 31, 2015 and December 31, 2014	(8,269)	(8,269)

American Vanguard Corporation stockholders’ equity	261,331	261,637
Non-controlling interest	(728)	(634)

Total stockholders’ equity	260,603	261,003

	$470,716	$473,171

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

For The Three Months Ended March 31, 2015 and 2014

(Unaudited)

Increase (decrease) in cash	2015	2014
Cash flows from operating activities:
Net (loss) income	$(43)	$2,005
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization of fixed and intangible assets	3,954	3,733
Amortization of other long term assets	1,430	1,454
Amortization of discounted liabilities	49	69
Stock-based compensation	1,427	768
Tax benefit from exercise of stock options	(1)	(235)
Operating loss from equity method investment	—	328
Gain from dilution of equity method investment	—	(256)
Changes in assets and liabilities associated with operations:
Decrease (increase) in net receivables	3,611	(30,940)
Increase in inventories	(1,350)	(18,629)
Increase in prepaid expenses and other assets	(1,301)	(3,242)
(Increase) decrease in income tax receivable/payable, net	(378)	695
Increase (decrease) increase in accounts payable	3,570	(381)
Increase (decrease) in deferred revenue	3,660	(2,309)
Increase in other payables and accrued expenses	5,214	5,050

Net cash provided by (used in) operating activities	19,842	(41,890)

Cash flows from investing activities:
Capital expenditures	(1,522)	(1,816)

Net cash used in investing activities	(1,522)	(1,816)

Cash flows from financing activities:
Net (payments) borrowings under line of credit agreement	(14,400)	47,450
Payments on other long-term liabilities	(351)	(356)
Tax benefit from exercise of stock options	1	235
Increase in other notes payable	200	—
Repurchases of common stock	—	(1,531)
Net (payments) proceeds from the issuance of common stock (sale of stock under ESPP and exercise of stock options)	(965)	1,018
Payment of cash dividends	(569)	(1,418)

Net cash (used in) provided by financing activities	(16,084)	45,398

Net increase in cash and cash equivalents	2,236	1,692
Cash and cash equivalents at beginning of period	4,885	6,680
Effect of exchange rate changes on cash	(251)	19

Cash and cash equivalents at end of period	$6,870	$8,391